Item 77I		Life Series Funds               June 30, 2014


Terms of new or amended securities

The Board of Trustees of the Life Series Funds approved the creation of a new series of the Life Series Funds, designated as First Investors Life Series Limited Duration High Quality Bond Fund (the "Fund"). A description of the Fund's shares is contained in the Fund's Prospectus and Statement of Additional Information dated July 1, 2014, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on June 25, 2014 (Accession No. 0000898432-14-000880).